Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-84304 and No. 333-64346) on Forms S-3 and S-8, respectively, of Hampton Roads Bankshares, Inc. of our report dated January 16, 2004, relating to the consolidated balance sheets of Hampton Roads Bankshares, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/  KPMG LLP

Norfolk, Virginia

March 25, 2004